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June 23, 1995


Board of Directors
Enterra Corporation
13100 Northwest Freeway
Sixth Floor
Houston, Texas  77040


Members of the Board:

You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $1.00 per share (the "Company Common Stock"), of Enterra Corporation (the "Company") of the consideration to be received by such stockholders in the proposed merger of the Company with Weatherford International Incorporated ("Weatherford"), pursuant to the Agreement and Plan of Merger (the "Agreement"), to be executed by Weatherford and the Company (the "Proposed Merger").

As more specifically set forth in the Agreement, in the Proposed Merger each issued and outstanding share of the Company Common Stock will be converted into
1.69 (the "Conversion Number") shares of common stock, par value $0.10 per share, of Weatherford (the "Weatherford Common Stock"). Cash will be exchanged in lieu of fractional shares of the Weatherford Common Stock.

Simmons, as a specialized energy-related investment banking firm, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to the Company and Weatherford in connection with a number of transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of the Company and Weatherford for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) a draft of the proposed Agreement and related disclosure letters furnished to Simmons by the Company; (ii) financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for the years ended December 31, 1992 through 1994 and the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1995; (iii) certain other internal information, primarily financial in nature and including financial forecasts, concerning the business and operations of the Company furnished by the Company for

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Board of Directors
Enterra Corporation
June 23, 1995
Page 2


purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of the Company Common Stock; (v) certain publicly available information concerning Weatherford, including the Annual Reports on Form 10-K of Weatherford for the years ended December 31, 1992 through 1994 and the Quarterly Report on Form 10-Q of Weatherford for the quarter ended March 31, 1995; (vi) certain other internal information, primarily financial in nature and including financial forecasts, concerning the business and operations of Weatherford furnished by Weatherford for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of Weatherford Common Stock; (viii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to the Company or Weatherford and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of the Company and Weatherford to discuss the foregoing as well as other matters believed relevant to the inquiry.

In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided by the Company and Weatherford, or publicly available, including, without limitation, information with respect to asset conditions, tax positions, liability reserves and insurance coverages, and has not attempted independently to verify any such information. With respect to the financial forecasts and other data reviewed by Simmons, Simmons has assumed, with your consent, that such forecasts and other data, including without limitation the information provided by the managements of the Company and Weatherford in respect of projected cost savings and operating efficiencies resulting from the Proposed Merger, have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of the Company and Weatherford as to the expected future financial performance of their respective companies and of the companies combined in the Proposed Merger. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of the Company, nor has Simmons made or obtained any independent evaluations or appraisals of any of such assets, properties or facilities. Simmons has assumed that the merger would be treated as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. In addition, although Simmons has discussed the prospects of the Company and Weatherford with certain representatives of their respective managements, Simmons has been provided with only limited financial projections and other similar analyses prepared by the Company's management with respect to the Company's future performance and by Weatherford's management with respect to Weatherford s future performance.

In conducting its analysis and arriving at its opinion as expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the

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Board of Directors
Enterra Corporation
June 23, 1995
Page 3


circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and Weatherford; (ii) the business prospects of the Company and Weatherford; (iii) the potential personnel and operating expense reductions that could be achieved in the Proposed Merger; and (iv) the historical and current market for the Company Common Stock, for Weatherford Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or Weatherford. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof.

Simmons is acting as financial advisor to the Company in this transaction and will receive a customary fee for its services. Simmons was not authorized to solicit, nor did Simmons solicit from others, indications of interest with respect to acquiring the Company. Simmons opinion does not address the relative merits of the Proposed Merger as compared to any alternative business combination transaction that might be available to the Company, including the acquisition of the Company by a third party. Simmons is not expressing any opinion regarding the value that would be realized upon the sale or liquidation of the Company.

Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the consideration to be received by the holders of the Company Common Stock in the Proposed Merger is fair from a financial point of view to such holders.

Sincerely,

SIMMONS & COMPANY INTERNATIONAL


/s/ Ben A. Guill
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Ben A. Guill
Managing Director